                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made effective as of August 30, 1993, by and between WESTWOOD ONE, INC., a Delaware corporation (hereinafter referred to as "Westwood" or "Company") and Eric R. Weiss (hereinafter referred to as "Employee").

1.       Employment

         Westwood hereby engages and employs Employee to render services to Westwood as Chief Operating Officer of Company's Mutual Broadcasting System, NBC Radio Network, Talknet and The Source in which capacity Employee shall render such services as are customarily rendered by and required by such a position, as determined by the Board of Directors. Westwood, in lieu of the aforementioned position, may require Employee to remain in Los Angeles in his present capacity or in the capacity of a Chief Operating Officer of another Company subsidiary. In either capacity, the Company and Employee shall be bound by all the terms and conditions of this Agreement, and Employee shall be an Executive Vice President and shall be deemed to be an executive officer of Company.

2.       Term of Employment

         The term of this Employment Agreement shall commence on September 1, 1993, and shall continue through November 30, 1995 (the "Term"); provided that, if Employee's employment with the Company continues beyond November 30, 1995, and this Agreement is not renewed in writing, the terms of this Agreement as in effect on November 30, 1995 will govern the terms of such employment, except that after such date such employment may be terminated by either party at will, subject, however, to the provisions of Section 9.

3.       Compensation

         3.1   Base Salary

         As compensation for his employment under this Agreement, the Company shall pay to Employee base salary at the annual rates and for the periods indicated below:

                                 EXHIBIT 10.5

                 From                 Through               Annual Rate
                 ----                 -------               -----------
                 September 1, 1993    November 30, 1994     $300,000.00
                 December 1, 1994     November 30, 1995     $250,000.00

                 Such base salary will be payable twice monthly in as equal installments as possible. It is understood that the Company may, at its discretion, increase such base salary.

         3.2     Bonus Compensation

         A. The Company will pay Employee a bonus of $50,000.00 based upon Employee's performance for the period December 1, 1994 through November 30, 1995, subject to approval by the Board of Directors in its sole discretion. Such bonus will be payable no later than January 15, 1996.

         B. Pursuant to his Employment Agreement with the Company dated September 1, 1992, Company shall pay Employee the sum of $25,000.00 payable on September 1, 1993.

         3.3     Stock Options

                 Company acknowledges that it has previously granted Employee options to purchase shares of the Company's Common Stock, par value $0.1 per share, ("Stock Options") pursuant to certain Stock Incentive Agreements dated October 17, 1990, March 18, 1992 and February 16, 1993. In addition to the foregoing, Employee shall be entitled to a grant of 50,000 Stock Options pursuant to the Company's 1989 Stock Incentive Plan, as amended and restated effective March 1993. The grant shall occur on the effective date of this Agreement. Such stock options shall become 100% exercisable one (1) year from the date of such grant.

4.       Relocation Expenses and Housing Allowance

         Company shall pay for all reasonable moving and storage expenses related to the relocation of Employee's home furnishings, possessions and automobile from Los Angeles to Arlington, Virginia. Company shall pay or reimburse Employee's broker's fee and any closing costs related to the sale of Employee's home in Los Angeles. If during the Term Employee purchases a residence in the Arlington, Virginia vicinity, Company shall pay or reimburse Employee's broker's fees and closing costs in connection with such purchase. Upon full execution of this Agreement, Employee will immediately list his Los Angeles residence for sale, and will attempt to sell his residence prior to permanently relocating to Arlington, Virginia. Upon permanently relocating to Arlington, Virginia, Company shall pay Employee a housing and living allowance of $5,000.00 per month for seven (7) months or until the closing of the sale of Employee's Los Angeles residence, whichever occurs first.


5.       Benefits

         5.1     Benefit Plans

         Employee shall be entitled to participate and will be included in any and all employee benefit plans of the Company now existing or hereafter established which are generally made available to employees of the Company, including but not limited to sick leave, disability insurance, life insurance, medical and dental insurance and retirement plans. Employee shall be entitled to participate in any bonus plans established by the Company for senior management. In addition, Company shall reimburse Employee for a supplemental disability/life insurance policy up to a maximum cost of the Company not to exceed $4,000.00 per year. Employee shall have the right to select the underwriter and the policy.

         5.2   Car Allowance

         Employee shall be provided a company car (a Jaguar, or car of equal value) and Company shall pay for all reasonable expenses in connection therewith including all gas, maintenance, repairs, insurance and cellular telephone bills.

         5.3   Vacation

         Employee shall be entitled to four (4) weeks vacation each year, during which time his base salary then in effect pursuant to Section 3 will be paid in full.


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
6.       Reimbursement For Expenses

         Employee is authorized to incur and will be reimbursed by Company for all reasonable entertainment expenses incurred by Employee to represent or promote the business of the Company. The Company shall reimburse the Employee for all reasonable customary and necessary business expenses incurred by him, provided that Employee shall promptly submit all necessary expense reports requested by the Company in accordance with Company policies in effect, from time to time. Employee shall be entitled to reimbursement for business class travel on business trips of three (3) hours or greater.

7.       Non-Competition/Unfair Competition

         7.1   Non Competition

         During the term of his employment with the Company, Employee shall not directly or indirectly, engage or participate in any business that is in competition with any business of Westwood or any of its subsidiaries. The foregoing obligation of Employee not to compete with Westwood shall not prohibit Employee from owning or purchasing any corporate securities of any corporation that are regularly traded on a recognized stock exchange or over-the-counter market so long as Employee does not own, in the aggregate, five percent (5%) or more of the voting equity securities of any such corporation.

         7.2   Unfair Competition

         Westwood treats certain information, including, but not limited to, non-public financial information, information about its affiliated radio stations, pricing information, customer lists, marketing programs, or radio programs, as confidential information and keeps such information secret from its competitors (the "Confidential Information"). Employee acknowledges and agrees that, during or after his employment with the Company, the sale, use or disclosure, without the prior written consent of Westwood, of any Confidential Information obtained by him during his employment with Westwood would constitute unfair competition. Employee promises and agrees not to engage in such unfair competition with Westwood during his employment with the Company or thereafter.

         7.3     Irreparable Harm

         Employee acknowledges and agrees that damages would not be an adequate remedy for the breach by Employee of any of the covenants set forth in this Section 7 and further agrees that, in addition to all other remedies available to the Company at law or equity, the Company shall be entitled to seek injunctive relief to restrain the breach or threatened breach of, or otherwise specifically enforce, any of the covenants of Employee set forth in this Section 7.


8.       Termination

         This Agreement may be terminated by the Company only as provided in this section and for no other cause or reason:

         A. The Company may terminate Employee's employment under this Agreement without cause upon thirty (30) days advance written notice. If Employee is terminated without cause prior to the expiration of the Term, (i) Company will continue to pay to Employee the base salary which Employee would have been entitled to receive under Section 3, through November 30, 1995, in accordance with the Company's normal payroll practices; (ii) concurrent with the date of such termination, Company shall retain Employee as a Consultant, and any applicable Stock Incentive Agreements between Company and Employee shall remain in full force and effect through November 30, 1995, and (iii) Company shall continue to pay for and provide Employee with the benefits set forth in Section 5 through November 30, 1995.

         B. The Company may terminate Employee's employment under this Agreement for "cause" upon thirty (30) days advance written notice. For purposes of this subsection, "cause" means wilful commission by Employee of a material act of fraud or gross misconduct, or competition by Employee with the Company in violation of Section 7 hereof.

         C. In the event of a merger, or sale by Company of all or substantially all of its assets or stock (a "Transaction"), if the surviving corporation or purchaser of the Company's assets or stock in any such Transaction (the "Successor") fails to enter into a written employment agreement with Employee to serve in his present capacity at terms no less favorable than those contained herein, the term of which shall be not less than two (2) years from the date of the closing of the Transaction, then Company shall pay Employee an amount equal to two (2) years base salary, at the rate in effect on the date of the closing of the Transaction. Payments will be made in accordance with normal payroll practices beginning on the date of the closing of the Transaction and ending two (2) years from such date. During such two (2) year period, Company or Successor, as applicable, shall (i) retain Employee as a Consultant and any applicable Stock Incentive Agreements between Company and Employee shall remain in full force and effect, and (ii) continue to pay for and provide Employee with benefits comparable to those set forth in Section 5. The Company and the Successor shall be jointly and severally liable for such payments.

         D. The Company may also immediately terminate this Agreement in the event of the death of the Employee or if he becomes disabled, which is defined as the Employee not being able to perform his regular duties hereunder for a period of three (3) months during any consecutive six (6) month period. Notwithstanding the above, in the event of disability the Company will continue to pay Employee the base salary then in effect pursuant to Section 3 hereunder for a period of twelve
                 (12) months after Employee is declared disabled.


9.       Severance

         In addition to the compensation due Employee pursuant to Section 8.A, if (i) Employee is terminated without cause during the Term or thereafter during the continuation of Employee's employment on an at will basis pursuant to Section 2, or (ii) this Agreement is not renewed for a period of two (2) years on the same or better terms beginning December 1, 1995 and Employee's employment is not continued pursuant to Section 2, then beginning December 1, 1995 or on the date of such termination without cause, as applicable, Company shall pay Employee an amount equal to the base salary then in effect under
         Section 3 for a period of fifty-two (52) weeks in accordance with the Company's normal payroll practices.

10.      Notices

         All notices which any party may be required or may desire to give under or in connection with this Agreement shall be in writing and shall be sent either; (i) by personal delivery or overnight courier, in which case the notice shall be deemed received upon the earlier of actual receipt as evidenced by the records of such delivery service or courier, or one (1) business day after deposit with such delivery service or courier; (ii) by certified United States mail, return receipt requested, postage prepaid, in which case the notice shall be deemed received on the earlier of actual receipt or three (3) business days after deposit in the United States mail; or (iii) by telecopy or facsimile transmission, in which case the notice shall be deemed received upon confirmation of such transmission. All notices shall be delivered as follows:


         To Employee:                      Eric R. Weiss
                                           9540 Washington Blvd.
                                           Culver City, CA 90232
                                           (310) 840-4304
                                           FAX: (310) 840-4053

         If to Employer:                   Norman J. Pattiz
                                           Westwood One, Inc.,
                                           9540 Washington Boulevard
                                           Culver City, CA 90232
                                           FAX: (310) 550-1855


Any party may change its address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.


11.      Miscellaneous

         A. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by that party. No waiver shall be valid unless in writing, executed by the party or its duly authorized representative.

         B. This Agreement and all rights, obligations and liabilities arising under it shall be construed and enforced in accordance with the laws of the State of California.

         C. Any provision in this Agreement which may be prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions of this Agreement.

         D. The parties mutually acknowledge that this Agreement constitutes the complete and exclusive statement of the agreement between them as regards their employment relationship, Including without limitation the Employment Agreement between Employee and Company dated September 1, 1992, and supersedes any prior or contemporaneous proposals, commitments, or representations of any kinds, whether oral or written, with respect to such relationship.

         E. This Agreement may be amended, modified or supplemented only by an instrument in writing specifically referencing this Agreement and executed by the parties or their duly authorized representatives.

         F. The parties hereby agree that the headings contained in this Agreement are for reference only and are not intended to form part of the Agreement.

         G. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgement upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         H. Should either party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof, including but not limited to, the institution of any action or proceeding, whether by arbitration, judicial or quasi-judicial action or otherwise, or for damages for any alleged breach of any provision hereof, or for a declaration of such party's rights or obligations hereunder, then, whether such matter is settled by negotiation or by arbitration or judicial determination, the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, reasonable attorneys' fees and costs for the services rendered to such party, regardless of whether or not suit is filed.

         I. This Agreement was the subject of negotiation between the parties hereto.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


WESTWOOD ONE, INC.                     Eric R. Weiss
"WESTWOOD"                             "EMPLOYEE"


By:    NORMAN J. PATTIZ                By:    ERIC R. WEISS
     ----------------------------           -----------------------------
       Norman J. Pattiz                       Eric R. Weiss
       Chairman of the Board and              245 Tranquillo Road
           Chief Executive Officer            Pacific Palisades, CA 90272
       9540 Washington Boulevard
       Culver City, CA 90232-1985




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